Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following sets forth the unaudited pro forma condensed combined financial information giving effect to the merger of Elastic N.V. (“Elastic” or “Acquiror”) and Endgame Inc. (“Endgame”) (“Merger”).

The unaudited pro forma condensed combined financial information set forth below has been presented for informational purposes only. The unaudited pro forma information is not necessarily indicative of what the combined company’s financial position or results of operations would have been had the Merger been completed as of the dates indicated below. In addition, the unaudited pro forma condensed combined financial information does not purport to project the future financial position or operating results of the combined company.

The unaudited pro forma condensed combined statement of operations has been prepared as if the Merger had been consummated on May 1, 2018. The periods presented for unaudited pro forma condensed combined statements of operations are for the six months ended October 31, 2019, and year ended April 30, 2019. Elastic and Endgame have different fiscal year ends, with Elastic’s fiscal year end being April 30 and Endgame’s fiscal year end being December 31. Because the year ends are in excess of 93 days different, Endgame’s financial statements are required to be adjusted to a period within 93 days of Elastic’s fiscal year end. For the purposes of preparing the unaudited pro forma condensed combined statement of operations for the year ended April 30, 2019, Endgame’s unaudited condensed consolidated statement of operations for the twelve months ended June 30, 2019 was derived by subtracting the historical unaudited condensed consolidated statement of operations for the six months ended June 30, 2018 from the audited consolidated statement of operations for the fiscal year ended December 31, 2018, and by including Endgame’s historical unaudited condensed consolidated statement of operations for the six months ended June 30, 2019. For the purposes of preparing the unaudited pro forma condensed combined statement of operations for the six months ended October 31, 2019, Endgame’s unaudited condensed consolidated statement of operations for the period of May 1, 2019 through October 8, 2019 was derived by subtracting the unaudited financial information for the four months ended April 30, 2019 from the unaudited condensed consolidated statement of operations for the nine months ended September 30, 2019, and by including Endgame’s unaudited financial information for the period of October 1, 2019 through October 8, 2019.

A pro forma balance sheet as of October 31, 2019 is not required as Elastic’s unaudited condensed consolidated balance sheet as of October 31, 2019 included in the most recent 10-Q filing reflects the impact of the Merger.

The historical financial information has been adjusted to give effect to matters that are (i) directly attributable to the Merger, (ii) factually supportable and (iii) with respect to the statement of operations, expected to have a continuing impact on the operating results of the combined company.

The preliminary allocation of the purchase consideration used in the unaudited pro forma combined financial information is based upon preliminary estimates. These preliminary estimates and assumptions are subject to change during the measurement period (up to one year from the acquisition date) as Elastic finalizes the valuations of the tangible assets, liabilities assumed, identifiable intangible assets and related income tax impacts in connection with the acquisition of Endgame. For information on the basis of presentation, refer to Note 2 of the “Notes to Unaudited Pro Forma Condensed Combined Financial Information”.

The pro forma adjustments have been made solely for the purpose of providing unaudited pro forma condensed combined financial information.

This unaudited pro forma condensed combined financial information should be read in conjunction with the following:

•	the accompanying notes to the unaudited pro forma condensed combined financial information;

•

Elastic’s historical consolidated financial statements and accompanying notes included in the Annual Report on Form 10-K for the fiscal year ended April 30, 2019 and the Quarterly Report on Form 10-Q for the quarterly period ended October 31, 2019;

•

Endgame’s historical consolidated financial statements as of December 31, 2018 and 2017, for the years ended December 31, 2018, 2017 and 2016 and notes related thereto included in the Company’s Registration Statement on Form S-4/A filed on August 29, 2019.

•	Endgame’s historical financial statements included in this Form 8-K/A for the nine months ended September 30, 2019.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED APRIL 30, 2019

(Amounts in thousands, except per share data)

	Historical
	12 Months Ended
	April 30, 2019	June 30, 2019	Reclassification	Pro Forma
	Elastic	Endgame	Adjustments Note 3	Adjustments Note 5		Pro Forma Combined
Revenue
License – self-managed	$39,474	$—	$1,839	$179	5(i)	$41,492
Subscription – self-managed and SaaS	208,780	—	18,809	(2,418)	5(i), 5(h)	225,171

Total subscription revenue	248,254	—	20,648	(2,239)		266,663
Professional services	23,399	—	2,248	(1,924)	5(i)	23,723
Revenues	—	22,896	(22,896)	—		—

Total revenue	271,653	22,896	—	(4,163)		290,386

Cost of revenue
Cost of license – self-managed	387	—	238	998	5(a)	1,623
Cost of subscription – self-managed and SaaS	53,560	—	2,434	5,356	5(a), 5(b), 5(c)	61,350

Total cost of revenue – subscription	53,947	—	2,672	6,354		62,973
Cost of professional services	24,063	—	291	—		24,354
Cost of revenue	—	2,963	(2,963)	—		—

Total cost of revenue	78,010	2,963	—	6,354		87,327

Gross profit	193,643	19,933	—	(10,517)		203,059

Operating expenses
Research and development	101,167	20,394	—	290	5(b), 5(c)	121,851
Sales and marketing	147,296	13,136	—	5,096	5(a), 5(b), 5(c) 5(i)	165,528
General and administrative	46,536	6,835	—	(550)	5(b), 5(c), 5(f)	52,821

Total operating expenses	294,999	40,365	—	4,836		340,200

Operating loss	(101,356)	(20,432)	—	(15,353)		(137,141)
Interest income	—	52	(52)	—		—
Interest income (expense)	—	(981)	—	981	5(d)	—
Other income (expense), net	3,441	(292)	52	192	5(e)	3,393

Loss before income taxes	(97,915)	(21,653)	—	(14,180)		(133,748)
Provision for income taxes	4,388	(30)	—	(4,212)	5(g)	146

Net loss	$(102,303)	$(21,623)	$—	$(9,968)		$(133,894)

Net loss per share attributable to ordinary shareholders, basic and diluted	$(1.86)	$(1.99)			5(k)	$(2.35)

Weighted-average shares used to compute net loss per share attributable to ordinary shareholders, basic and diluted	54,893,365	10,880,398				56,877,211

See accompanying notes to unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE SIX MONTHS ENDED OCTOBER 31, 2019

(Amounts in thousands, except per share data)

	Historical
	6 Months Ended October 31, 2019	For the Period May 1, 2019 through October 8, 2019
	Elastic	Endgame	Reclassification Adjustments Note 3	Pro Forma Adjustments Note 5		Pro Forma Combined
Revenue
License – self-managed	$22,179	$—	$23	$—		$22,202
Subscription – self-managed and SaaS	151,890	—	11,223	(1,734)	5(h)	161,379

Total subscription revenue	174,069	—	11,246	(1,734)		183,581
Professional services	16,747	—	670	—	5(i)	17,417
Revenues	—	11,916	(11,916)	—		—

Total revenue	190,816	11,916	—	(1,734)		200,998

Cost of revenue
Cost of license – self-managed	255	—	3	438	5(a)	696
Cost of subscription – self-managed and SaaS	37,636	—	1,459	2,293	5(a), 5(b), 5(c)	41,388

Total cost of revenue – subscription	37,891	—	1,462	2,731		42,084
Cost of professional services	17,121	—	87	—		17,208
Cost of revenue	—	1,549	(1,549)	—		—

Total cost of revenue	55,012	1,549	—	2,731		59,292

Gross profit	135,804	10,367	—	(4,465)		141,706

Operating expenses
Research and development	73,660	9,431	—	(149)	5(b), 5(c)	82,942
Sales and marketing	106,031	6,437	—	2,423	5(a), 5(b), 5(c)	114,891
General and administrative	50,376	4,567	—	(18,523)	5(b), 5(c), 5(f), 5(j)	36,420

Total operating expenses	230,067	20,435	—	(16,249)		234,253

Operating loss	(94,263)	(10,068)	—	11,784		(92,547)
Interest income	—	—	—	—		—
Interest income (expense)	—	(790)	—	790	5(d)	—
Other income (expense), net	2,615	(197)	—	146	5(e)	2,564

Loss before income taxes	(91,648)	(11,055)	—	12,720		(89,983)
Provision for income taxes	94	(24)	—	2,989	5(g)	3,059

Net loss	$(91,742)	$(11,031)	$—	$9,731		$(93,042)

Net loss per share attributable to ordinary shareholders, basic and diluted	$(1.20)	$(1.06)			5(k)	$(1.19)

Weighted-average shares used to compute net loss per share attributable to ordinary shareholders, basic and diluted	76,202,865	10,384,919				78,186,711

See accompanying notes to unaudited pro forma condensed combined financial information.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1. Description of the Merger

On October 8, 2019, Elastic acquired all outstanding shares of Endgame, a security company offering endpoint protection technology, for a total acquisition price of $234.0 million. Elastic paid the acquisition price through (i) the issuance of 2,218,694 ordinary shares in respect of Endgame’s outstanding capital stock, warrants, convertible notes, and certain retention awards, (ii) the cash repayment of Endgame’s outstanding indebtedness of $20.4 million, (iii) the assumption of Endgame’s outstanding stock options, (iv) a $0.4 million cash deposit to an expense fund for the fees and expenses of the representative and agent of Endgame securityholders, (v) the cash payment of Endgame’s transaction expenses of $5.9 million, and (vi) the cash payment of withholding taxes related to acquisition expense settled in shares of $2.8 million. Approximately 11% of the ordinary shares issued, or 235,031 shares, is being held in an indemnity escrow fund for 18 months after the acquisition close date. For purposes of determining the total acquisition price of $234.0 million, Elastic used the ordinary share price of $89.3836, which was determined on the basis of the volume weighted average price per share rounded to four decimal places for the twenty (20) consecutive trading days ending with the complete trading day ending five (5) trading days prior to the date upon which the acquisition was consummated.

The fair value of the shares transferred as consideration was $84.12 per share and was determined on the basis of the closing stock price of Elastic’s ordinary shares on the date of acquisition. The fair value of the assumed stock options was determined by using a Black-Scholes option pricing model with the applicable assumptions as of the acquisition date.

The stock options assumed on the acquisition date will continue to vest as the Endgame employees provide services in the post-acquisition period. The fair value of these awards will be recorded as share-based compensation expense over the respective vesting period of each stock option.

2. Basis of Presentation

The unaudited pro forma condensed combined financial information and related notes are prepared in accordance with Article 11 of Regulation S-X and present the historical financial information of Elastic and Endgame adjusted to give effect to events that are: (1) directly attributable to the Merger, (2) factually supportable and (3) with respect to the unaudited pro forma condensed combined statement of operations, expected to have a continuing impact.

The unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting in accordance with Accounting Standards Codification (ASC) 805-50, Business Combinations—Issues, with Elastic as the accounting acquirer, using the fair value concepts defined in ASC 820, Fair Value Measurement, and based on the respective historical consolidated financial statements of Elastic and Endgame.

ASC 805 requires that assets and liabilities acquired be recognized at their fair values as of the acquisition date. Financial statements of Elastic issued after completion of the Merger will reflect such fair values, measured as of the acquisition date. The financial statements of Elastic issued after the completion of the Merger will not be retroactively restated to reflect the historical financial position or results of operations of Endgame.

Under ASC 805, acquisition-related transaction costs (such as advisory, legal, valuation, and other professional fees) are excluded from the unaudited pro forma condensed combined statement of operations. Such costs will be expensed in the historical statement of operations in the period incurred.

ASC 820 defines the term “fair value” and sets forth the valuation requirements for any asset or liability measured at fair value, expands related disclosure requirements and specifies a hierarchy of valuation techniques based on the nature of the inputs used to develop the fair value measures. Fair value is defined as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.” This is an exit price concept for the valuation of the asset or liability. In addition, market participants are assumed to be buyers and sellers unrelated to Elastic in the principal (or the most advantageous) market for the asset or liability. Fair value measurements for an asset assume the highest and best use by these market participants.

As a result of these standards, Elastic may be required to record assets which are not intended to be used or sold and/or to value assets at fair value measures that do not reflect Elastic’s intended use of those assets. Many of these fair value measurements can be highly subjective and it is also possible that others, applying reasonable judgment to the same facts and circumstances, could develop and support a range of alternative estimated amounts.

The unaudited pro forma information is not necessarily indicative of what the combined company’s financial position or results of operations would have been had the Merger been completed on the dates indicated. In addition, the unaudited pro forma condensed combined financial information does not purport to project the future financial position or operating results of the combined company. The pro forma adjustments represent Elastic management’s best estimates and are based upon currently-available information and certain assumptions that Elastic believes are reasonable under the circumstances.

There were no material transactions between Elastic and Endgame during the periods presented in the unaudited pro forma condensed combined financial statements.

3. Accounting Policies and Reclassification Adjustments

The accounting policies used in the preparation of this unaudited pro forma condensed combined financial information are those set out in Elastic’s consolidated financial statements for the year ended April 30, 2019 and the six months ended October 31, 2019.

Based on the procedures performed to date, the accounting policies of Endgame are similar in all material respects to Elastic’s accounting policies, with the exception of FASB ASC Topic 606, Revenue from Contracts with Customers and Subtopic 340-40, Other Assets and Deferred Costs—Contracts with Customers, (“ASC 606”) and FASB ASC Topic 842, Leases (“ASC 842”).

The unaudited pro forma condensed combined statement of operations has been updated to reflect Endgame’s adoption of ASC 606 and ASC 842 to be consistent with Elastic’s historical financial statements. The impact has been described in Note 5(i) and 5(j) to the unaudited pro forma condensed combined financial information.

In addition, certain reclassification adjustments have been made to the unaudited pro forma condensed combined financial information to conform Endgame’s historical financial statement presentation to Elastic’s financial statement presentation.

4. Merger Consideration and the Purchase Price Allocation

Merger Consideration

The accompanying unaudited pro forma condensed combined financial statements reflect the purchase price of approximately $214.3 million. The merger consideration is based on Elastic’s closing price as of October 8, 2019.

Cash paid	$26,633
Ordinary shares	178,331
Assumption of stock option plan	9,309

Total consideration	$214,273

The above merger consideration does not include ordinary shares of Elastic issued as part of acceleration of equity awards and participation in the retention bonus pool (“retention bonus”).

Purchase Price Allocation

The values assigned to the assets acquired and liabilities assumed are based on preliminary estimates of fair value as disclosed in Elastic’s historical quarterly Report on Form 10-Q for the period ended October 31, 2019. Elastic continues to collect information with regards to its estimates and assumptions, including potential liabilities, contingencies, and the allocation of the purchase price. Elastic will record adjustments to the fair value of the net assets acquired, liabilities assumed and goodwill within the measurement period, if necessary.

The following table sets forth the allocation of the merger consideration to the identifiable tangible and intangible assets acquired and liabilities assumed of Endgame as of the closing date, with the excess recorded to goodwill (in thousands):

Cash and cash equivalents	$2,220
Restricted cash	40
Accounts receivable	2,661
Prepaid and other current assets	549
Operating lease right-of-use assets	4,363
Property and equipment	503
Intangible assets (1)	53,800
Other assets	58
Goodwill (2)	179,213
Accounts payable	(1,112)
Accrued expenses and other current liabilities	(3,035)
Accrued compensation and benefits	(5,042)
Operating lease liabilities, current	(981)
Deferred revenue, current	(3,532)
Deferred revenue, non-current	(2,661)
Operating lease liabilities, non-current	(3,551)
Other liabilities, non-current	(9,220)

Total purchase consideration	$214,273

(1)	The identifiable intangible assets in the unaudited pro forma condensed combined financial information consists of the following:

(in thousands)	Fair Value	Estimated Useful Life (in years)	Annual Amortization	Six month amortization
Developed Technology	$31,200	5	$6,240	$2,735
Customer relationships	20,500	4	5,125	2,247
Trade names	2,100	4	525	231

	$53,800		$11,890	$5,213

(2)

Goodwill represents the excess of merger consideration over the fair value of the underlying net assets acquired. In accordance with ASC 350, Goodwill and Other Intangible Assets, goodwill will not be amortized but rather be subject to annual impairment test, absent any indicators of impairment. Goodwill is attributable to planned growth in new markets, synergies arising from the acquisition and the value of the acquired workforce. Goodwill recorded in the Merger is not deductible for tax purposes.

5. Notes to Unaudited Pro Forma Condensed Combined Statement of Operations—Pro Forma Adjustments

a)	Reflects the following amortization expense related to the intangible assets acquired:

	For the six month period ended October 31, 2019
(in thousands)	Endgame Historical	Based on Fair Values	Pro Forma Adjustment
Cost of license – self managed	$—	$438	$438
Cost of subscription – self managed and SaaS	—	2,297	2,297
Sales and marketing	—	2,478	2,478

Total	$—	$5,213	$5,213

	12 Month Period Ending June 30, 2019
	Endgame Historical	Based on Fair Values	Pro Forma Adjustment
Cost of license – self managed	$—	$998	$998
Cost of subscription – self managed and SaaS	—	5,242	5,242
Sales and marketing	—	5,650	5,650

Total	$—	$11,890	$11,890

b)	Reflects the adjustment to share-based compensation expense for assumed stock options attributable to post combination service:

	For the six month period ended October 31, 2019
(in thousands)	Endgame Historical Expense	Based on Assumed Stock Options	Pro Forma Adjustment
Cost of subscription – self-managed and SaaS	$16	$20	$4
Research and development	168	70	(98)
Sales and marketing	72	52	(20)
General and administrative	219	32	(187)

Total	$475	$174	$(301)

	12 Month Period Ending June 30, 2019
	Endgame Historical Expense	Based on Assumed Stock Options	Pro Forma Adjustment
Cost of subscription – self-managed and SaaS	$40	$169	$129
Research and development	197	593	396
Sales and marketing	511	441	(70)
General and administrative	422	267	(155)

Total	$1,170	$1,470	$300

c)	Reflects decrease in depreciation expense due to the write-down in fair value of Endgame’s property and equipment by $0.5 million:

(in thousands)	For the six month period ended October 31, 2019	For the twelve month period ended April 30, 2019
Cost of revenues: cost of subscription – self-managed and SaaS	8	15
Research and development	51	106
Sales and marketing	34	68
General and administrative	24	35

Total	$117	$224

d)

Reflects the elimination of Endgame’s interest expense of $0.8 million for the six-month period ended October 31, 2019, and $1.0 million for 12 month ended June 30, 2019 relating to the historical debt, convertible debt and revolver paid off in connection with the Merger.

e)	Reflects elimination of mark-to-market expense pertaining to redeemable convertible preferred stock warrants.

f)

Reflects elimination of $4.0 million of Elastic transaction costs included in the six-month period ended October 31, 2019, $1.5 million of Endgame transaction costs recorded from May 1, 2019 to the acquisition date, and $0.4 million of Endgame transaction costs recorded for the 12 months ended June 30, 2019. In addition, reflects elimination of a one-time post combination stock-based compensation expense of $1.3 million and elimination of a one-time retention bonus award of $8.8 million given to Endgame’s employees, and related taxes of $2.8 million for the six-month period ended October 31, 2019.

g)

Reflects the income tax expense/benefit effects of the pro forma adjustments related to the merger calculated using the statutory rate of 23.5% for the six-month period ended October 31, 2019, and 27.9% for the fiscal year ended April 30, 2019. Because the tax rates used for these pro forma financial statements are an estimate, the blended rate will likely vary from the actual effective rate depending on the mix of activities.

h)

Reflects reduction to revenue by $1.7 million for the six-month period ended October 31, 2019, and $4.7 million for the 12 months ended April 30, 2019, for the continuing effect of recording deferred revenue and customer deposit obligations at fair value.

i)	Reflects adjustments to Endgame’s historical results for the twelve months ended June 30, 2019 to reflect the adoption of ASC 606 at the beginning of the period presented.

(in thousands)	Pre ASC 606 Adoption	Impact of ASC 606 Adoption	Post ASC 606 Adoption
Consolidated Statement of Operations
Revenue
License – self-managed	$1,839	$179	$2,018
Subscription – self-managed and SaaS	18,809	2,269	21,078
Professional services	2,248	(1,924)	324
Operational expenses
Sales and marketing	683	(416)	267
Operating Loss	(20,432)	940	(19,492)
Net Loss	(21,623)	587	(21,036)

j)	Reflects adjustment of $0.06 million to Endgame’s historical results for the six-month period ended October 31, 2019 to reflect adoption of ASC 842 as of May 1, 2019.

k)	Reflects the Pro Forma earnings per share computation:

(in thousands)	For the six month period ended October 31, 2019	For the twelve month period ended April 30, 2019
Numerator for basic earnings per share calculation:
Pro forma loss (for basic and diluted EPS)	$(93,042)	$(133,894)

Denominator for basic and diluted earnings per share calculation:
Weighted average Elastic’s outstanding ordinary shares	76,202,865	54,893,365
Ordinary shares issued for the acquisition	2,218,788	2,218,788
Less: Shares in escrow	(234,942)	(234,942)

Pro forma weighted average shares (basic and diluted)	78,186,711	56,877,211

Pro forma earnings per share (basic and diluted):	$(1.19)	$(2.35)